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                                                                   EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), entered into as of October 1, 1998, by and between FLUOR CORPORATION ("Fluor"), A.T. MASSEY COAL COMPANY, INC., ("Massey"), and DON L. BLANKENSHIP (the "Executive").

                             W I T N E S S E T H :

         WHEREAS, Massey and its parent corporation Fluor desire to retain the experience, abilities and service of the Executive upon the terms and conditions specified herein; and

         WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions specified herein;

         NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Employment. Massey hereby offers and the Executive hereby accepts such offer, all upon the terms and conditions set forth herein.

         SECTION 2. Term. Subject to the terms and conditions of this Agreement, the Executive shall be employed by Massey commencing on October 1, 1998, (the "Effective Date") and terminating on October 31, 2001, (the "Primary Term") unless sooner terminated pursuant to Section 5 of this Agreement.

         SECTION 3.  Duties and Responsibilities.

         A. Capacity. The Executive shall serve in the capacity of Chairman and Chief Executive Officer of Massey. The Executive shall perform the duties ordinarily expected of a Chairman and Chief Executive Officer and shall also perform such other duties consistent therewith as the Chief Executive Officer of Fluor shall, from time to time, reasonably determine.

         B. Full-Time Duties. The Executive shall devote his full business time, attention and energies to the business of Massey. Notwithstanding anything herein to the contrary, the Executive shall be allowed to (a) manage the Executive's personal investments and affairs, and (b) (i) serve on boards or committees of civic or charitable organizations or trade associations, and (ii) with the permission of the Chief Executive Officer of Fluor, serve on the board of directors of any corporation or as an advisory director of any corporation; provided that such activities do not interfere with the proper performance of his duties and responsibilities specified in Section 3(A).

         SECTION 4.  Compensation.

         A. Base Salary. During the term of this Agreement, the Executive shall receive a salary
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(the "Base Salary") of $650,000 per annum effective October 1, 1998. The Base
Salary shall be payable by Massey in accordance with the general payroll practices of Massey in effect from time to time. During the term of this Agreement, the Base Salary shall be increased to $700,000 per annum on January 1, 1999, to $800,000, per annum on January 1, 2000, and to $900,000 per annum on January 1, 2001.

         B. Annual Incentive Bonus. The Executive shall be eligible for an annual bonus with a target amount of at least $540,000, $625,000, $650,000, and $700,000, based upon company performance for fiscal years 1998, 1999, 2000, and 2001, respectively. The bonus amounts will be paid in installments at mid year and year end consistent with past payment practices. The following table shows the target payment amounts for each fiscal year's performance:

                      FY          YEAR END      TOTAL
      -------------------------------------------------

       1998        $190,000       $350,000    $540,000

       1999        $275,000       $350,000    $625,000

       2000        $300,000       $350,000    $650,000

       2001        $350,000       $350,000    $700,000

         The bonus payments will be based on the financial performance of Massey for each of the stated fiscal years. There will be predetermined performance goals and objectives established and mutually agreed to by the Chairman and CEO of Fluor and the Executive. The award payments will be made in accordance with standard company practices.

         C. Long Term Incentive Award. The Executive shall participate in Fluor's Long Term Incentive program. The Executive's award under the Long Term Incentive Program will have a target value of $450,000 for each three-year performance cycle that commences during the Primary Term. The Executive will participate in fiscal year 1999, 2000 and 2001 performance cycle.

         The Long Term Incentive Award for each cycle shall consist of a cash award of $67,350 which may range up to 2 times the target level as determined by the Chief Executive Officer of Fluor in a manner consistent with Massey's established Long Term Incentive program based on predetermined Massey performance over the performance cycle. Each of the cash awards will be evidenced by an Award Agreement between Fluor and the Executive pursuant to the Fluor Special Executive Incentive Plan ("SEIP").

         The program will also consist of annual grants of 16,260 non-qualified stock options, 3,170 shares of restricted stock, and 1,820 restricted units. Each of the stock options and restricted stock grants will be evidenced by an Award Agreement between Fluor and the Executive pursuant to the 1996 Fluor Executive Stock Plan (the "ESP") and each of the restricted unit grants will be evidenced by an Award Agreement between Fluor and the Executive pursuant to the Fluor Special Executive Incentive Plan.


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         D. Shadow Stock. Subject to the following terms and conditions, the
Executive shall be granted units of shadow stock ("Units") pursuant to the 1982 Fluor Shadow Stock Plan (the "Shadow Plan") at the times and in the amounts set forth in the following table:

                   Date of Grant                      Amount of Grant
                   -------------                      ---------------

                  October 1, 1998                      60,000 Units

                  October 1, 1999                      60,000 Units

                  October 1, 2000                      60,000 Units

                  October 1, 2001                      60,000 Units

         In the event the Executive remains continuously employed by Massey through the expiration of the Primary Term, then all restrictions on the Units will expire and the then value of the Units will thereupon be credited to the Executive's account in the Fluor Executive Deferred Compensation Program. In the event the Executive's employment with Massey terminates prior to the expiration of the Primary Term following a "Change of Control" (as such terms are hereinafter defined) or the Executive's employment is terminated by Massey for reasons which do not constitute "Cause" as defined herein then the date of any grants referred to the foregoing table which have not been made as of the Executive's termination date shall be accelerated to such termination date and all restrictions on the Units will expire and the then value of the Units will thereupon be credited to the Executive's account in the Fluor Executive Deferred Compensation Program. In the event that the Executive's employment with Massey terminates prior to the expiration of the Primary Term due to death or permanent and total disability as defined by Massey personnel policy, then the restrictions shall lapse as to the Units which had been granted prior to the Executive's termination date and the then value of such Units will thereupon be credited to the Executive's account in the Fluor Executive Deferred Compensation Program and Executive's right to a grant of the remaining Units shall thereupon terminate. In the event the Executive's employment with Massey terminates prior to the expiration of the Primary Term for any reason other than those set forth in the three preceding sentences, then all of the Executive's rights in the Units which have previously been granted and in those which have yet to be granted shall terminate as of the date of termination, and all rights thereunder shall cease. The Units will be evidenced by a Shadow Stock Agreement between Fluor and the Executive.

         E. Stock Appreciation Rights (SARs). As of the Effective Date, the Executive shall be granted units of Stock Appreciation Rights (SARs) pursuant to the 1997 Fluor Stock Appreciation Rights Plan (the "SAR Plan"). The number of shares awarded shall be 300,000. All restrictions on the SARs will expire and the then value of the SARs will thereupon be credited to Executive's account in the Fluor Executive Deferred Compensation Program in the event (x) the Executive remains continuously employed by Massey through the expiration of the Primary Term, (y) the Executive's employment with Massey terminates prior to the expiration of the Primary Term following a "Change of Control" (as such terms are hereinafter defined), or (z) the Executive's employment is terminated by Massey for reasons which do not constitute "Cause" as defined herein. In the event that the Executive's employment with Massey terminates prior to the expiration of the Primary Term due to death or permanent and total disability as defined by Massey personnel policy, then the restrictions shall lapse as to a pro rata portion of the SARs, the then value of such pro rata portion of the SARs will thereupon be credited to the Executive's account in the Fluor Executive Deferred Compensation Program and


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the pro rata portion to become exercisable shall be determined in accordance with the following table and the portion which does not become exercisable shall terminate and all rights thereunder shall cease:

                     DATE OF DEATH               PRO RATA PORTION
                     OR DISABILITY                TO BE CREDITED
                     -------------                --------------

             October 1, 1998, through                   25%
             September 30, 1999

             October 1, 1999, through                   50%
             September 30, 2000

             October 1, 2000, through                   75%
             September 30, 2001

             On or after October 1, 2001               100%

         In the event the Executive's employment with Massey terminates prior to the expiration of the Primary Term for any reason other than those set forth in the two preceding sentences, then all of the Executive's rights in the SARs shall terminate as of the date of termination, and all rights thereunder shall cease. The SARs shall have a ten-year term from the Effective Date, subject to earlier expiration in accordance with the plan documents. The SARs will be evidenced by an SAR Agreement between Fluor and the Executive.

F. Housing Assistance. In the event (x) the Executive remains continuously employed by Massey through the expiration of the Primary Term, (y) the Executive's employment with Massey terminates prior to the expiration of the Primary Term following a "Change of Control" (as such terms are herein defined, or (z) the Executive's employment is terminated by Massey for reasons which do not constitute "Cause" as defined herein, then Massey and/or Fluor shall reimburse Executive for up to $360,000 in actual costs incurred by Executive for the purchase or construction of a first or second home, including without limitation the cost of the lot and furnishings for such home the ("Maximum Amount") together with an appropriate "make whole" gross up for income taxes arising from such reimbursement. In that the Executive's employment with Massey terminates prior to the expiration of the Primary Term due to death or permanent and total disability as defined by Massey personnel policy, then Massey and or Fluor shall reimburse Executive for a pro-rata portion of the Maximum Amount, together with an appropriate "make whole" gross up for income taxes arising from such reimbursement. The pro-rata portion to be reimbursed shall be determined in accordance with the following table:


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                        DATE OF DEATH                PRO RATA PORTION
                        OR DISABILITY                TO BE REIMBURSED
                        -------------                ----------------

                 October 1, 1998, through                   25%
                 September 30, 1999

                 October 1, 1999, through                   50%
                 September 30, 2000

                 October 1, 2000, through                   75%
                 September 30, 2001


         SECTION 5.  Termination of Employment.

         Notwithstanding the provisions of Section 2, the Executive's employment hereunder may terminate under any of the following conditions:

         A. Death. The Executive's employment under this Agreement shall terminate automatically upon this death.

         B. Disability. The Executive's employment under this Agreement may be terminated due to his Disability. "Disability" shall mean permanent and total disability as defined by Massey personnel policy.

         C. Termination by Company for Cause. The Executive's employment hereunder may be terminated for Cause by Massey. For purposes of this Agreement, "Cause" means:

                  (1) willful and persistent failure by Executive to reasonably perform his duties:

                  (2) conviction of a misdemeanor involving moral turpitude which materially affects Executive's ability to perform his duties hereunder or materially adversely affects Executive's or Employer's reputation or conviction of a felony;

                  (3) material dishonesty, defalcation, or embezzlement or misappropriation of corporate assets or opportunities: or

                  (4) any material default by Executive in the performance of any covenants or agreements of Executive set forth in this Agreement.

         Any termination of the Executive's employment for Cause under this
Section 5(C) shall be authorized by the Chief Executive Officer of Fluor. The Executive shall be given notice by the CEO specifying in detail the particular act or failure to act on which the CEO is relying in proposing to terminate him for Cause and offering the Executive an opportunity, on a date at least 1 day after the receipt of such notice, to have a hearing, with counsel, before the Chief Executive Officer.


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         SECTION 6.  Change of Control.

         A. Upon the Executive's termination of employment for any reason within two years following a Change of Control, as defined below, any restrictions on any stock option, restricted stock, stock appreciation right, Unit or other equity-based incentive provided under the ESP, the SAR Plan, the Shadow Plan or any other plan of Fluor (a "Stock Plan") shall lapse immediately.

         B. A Change of Control shall have the meaning set forth in the ESP as of the Effective date, or any definition that is more favorable to the Executive that is set forth in any subsequent Stock Plan or that is approved by the Board for the benefit of Massey's senior executives.

SECTION 7.  Payments Upon Termination.

         A. Upon termination of the Executive's employment for any reason prior to the expiration of the Primary Term, Massey and/or Fluor shall be obligated to pay, and the Executive shall be entitled to receive:

                  (1) all accrued and unpaid Base Salary under Section 4 to the date of termination;

                  (2) any unpaid bonus under Section 4(B) or long-term incentive award under Section 4(C) for the fiscal year or performance cycle ending prior to the date of termination;

                  (3) any benefits to which he is entitled under the terms of the Executive Deferred Compensation Program, the Long-Term Incentive Award Program, and any other applicable employee pension or benefit plan or program, or applicable law.

        B. Upon termination of the Executive's employment by Massey without Cause pursuant to Section 5 (C), Massey and/or Fluor shall be obligated to pay and the Executive shall be entitled to receive:

                  (1) all of the amounts and benefits described in Section 7
         (A);

                  (2) Base Salary for the remaining Primary Term, as if there had been no termination;

                  (3) annual bonuses for the remainder of the Primary Term (including a pro rated bonus for any partial year), equal to the target bonus for each such fiscal year, such bonuses to be paid at the same time annual bonuses are regularly paid by Massey to him;

                  (4) the "Maximum Amount" together with tax "make whole" gross-up described in Section 4(F).


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         C. In the event of any termination of employment under this Section 7, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

         SECTION 8. Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each Party entitled to the benefits thereof. No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

         SECTION 9. Entire Agreement. Except as contemplated herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements, arrangements of understandings between Fluor, Massey and the Executive with respect thereto; provided, however, that this Agreement shall not affect or impair in any way the rights and obligations of Fluor and Executive under the Special Successor Development and Retention Program established in August, 1998.

         SECTION 10. Notices. All notices or communications hereunder shall be in writing, addressed as follows or to any address subsequently provided to the other party:

         To Fluor:
         Fluor Corporation
         Attention: Chief Legal Officer
         3353 Michelson Drive
         Irvine, CA  92698

         To Massey:

         A. T. Massey Coal Company, Inc.
         Attention: Chief Legal Officer
         4 North 4th Street
         Richmond, VA  23219

         To the Executive:

         Don Blankenship
         P.O. Box 895
         Matewan, WV  25678


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All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or overnight courier, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

         SECTION 11. Severability. In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

         SECTION 12. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever). No rights or obligations of Fluor or Massey under this Agreement may be assigned or transferred by Fluor or Massey except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Fluor or Massey is not the continuing entity, or the sale or liquidation as described of all or substantially all of the assets of Fluor or Massey, provided that the assignee or transferee is the successor to all or substantially all of the assets of Fluor or Massey and such assignee or transferee assumes the liabilities, obligations and duties of Fluor or Massey, as contained in this Agreement, either contractually or as a matter of law. Fluor or Massey further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of Fluor or Massey hereunder. In the event of the sale, liquidation, consolidation, or merger of Massey or substantially all the assets of Massey in which Fluor does not retain an ownership interest of more than 50%, Fluor agrees to guarantee payment to Executive of all amounts due under this or related agreements referenced herein.

         SECTION 13. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of California (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction). Any dispute or misunderstanding arising out of or in connection with this Agreement shall first be settled, if possible, by the parties themselves through negotiation and, failing success at negotiation through mediation, and failing success at mediation, shall be arbitrated at Irvine, California. Unless otherwise agreed upon by Massey and the Executive, the arbitration shall be had before three arbitrators, each party designating an arbitrator and the two designees naming a third arbitrator experienced in employment related controversies. The procedure shall be in accordance with the rules and regulations of the American Arbitration Association.

         SECTION 14. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         SECTION 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth above.

                                             FLUOR CORPORATION


                                             By: /s/ Philip J. Carroll
                                                --------------------------------
                                                Philip J. Carroll



                                             A. T. MASSEY COAL COMPANY, INC.



                                             By: /s/ James L. Gardner
                                                --------------------------------
                                                James L. Gardner


                                             Executive:


                                             /s/ Donald L. Blankenship
                                             -----------------------------------
                                             Donald L. Blankenship

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